EXHIBIT 10.1

Certain identified information has been excluded from this exhibit (indicated by [**]) because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

PURCHASE AGREEMENT

Fresh From Meijer & True Goodness Herbs

This Purchase Agreement (“Agreement”) dated as of January 1, 2027 (“Effective Date”) is a supplement to the [“Master Terms and Conditions (Rev 07-2023) located at https://vendornet.meijer.com/ (“MTCs”)” or “agreements currently in effect in the VendorNet”] between Edible Garden with its offices at 283 Country Road 519, Belvidere, NJ 07823 (“Company”), and Meijer Distribution, Inc. (“Meijer”).

Company agrees to provide Goods (defined below) in accordance with the terms of this Agreement and the MTCs, which is incorporated in their entirety by reference into this Agreement.

1.	GOODS.

The following goods are subject to the terms of this Agreement:

Fresh From Meijer & True Goodness Herbs (as more fully described in Exhibit A).

2.	PRICING; PACKAGING. FILL RATE; SUPPORT; PAYMENT TERMS; AND FORCE MAJEURE

(a)	Pricing. Company agrees to provide Meijer with all Goods ordered from time to time. The pricing set forth in Exhibit A is the baseline pricing as of the Effective Date.

i.

The parties shall review pricing together 60 days prior to the commencement of each year of the Agreement and adjust it up or down based upon market conditions. Once pricing has been mutually established at the beginning of each year, it shall remain fixed for the remainder of that year.

ii.

For each annual price review, Company shall provide Meijer documentation showing its cost line items that comprise Meijer’ s pricing. Meijer shall receive the benefit of any cost reduction in Company’s cost inputs.

	iii.	Any price increase proposed by Company must be supported by documentation showing actual cost increases in its cost inputs, and no markup on such increases is permitted by this Agreement.
iv.

In the event of an increase in Company’s costs of acquiring and supplying Goods as a result of duties, tariffs or other government actions, Company will propose a cost increase with supporting documentation to Meijer that is equal to its out-of-pocket cost increase (without any markup). If Meijer approves such cost increase, such increase will go into effect. If Meijer does not agree to the cost increase, Meijer will have the right to either (a) remove the item that is subject to the cost increase from the scope of this Agreement before the cost increase takes effect, or (b) terminate the entire contract upon thirty days’ written notice before any cost increase takes effect.

(b)

Own Brand Packaging. In addition to the requirements set forth in the Vendor Requirements and Reference Guide with respect to packaging design and buy-back obligations, the following shall apply under this Agreement:

i.

Company shall pay all agreed-upon packaging-related costs (including, but not limited to, design, production, and materials) upon invoice, which is expected to occur approximately three (3) to five (5) months prior to the first shipment, in accordance with the applicable payment terms.

	ii.	Any costs associated with federally mandated label changes or Company-initiated label updates shall be borne by Company.
iii.

Upon termination of this Agreement by Meijer (other than for cause), Meijer shall purchase Company’s obsolete item labels and finished goods in an amount equal to the average ninety (90) days of inventory. Such amount shall be calculated by taking the total production volume of each discontinued item during the twelve (12) months immediately preceding termination and dividing that amount by four (4).

(c)

Fill Rate. Company warrants and represents that, during the Term of this Agreement, Company will achieve an average fill rate of [**]% (Fill Rate’) of Meijer’s purchase orders with conforming Goods for each of Meijer’s Fiscal Periods (the Fill Rate Warranty’).

(d)	Supply and Display Support. Company agrees to support all holiday and peak period shipper programs as designated by Meijer. Company agrees to:

	i.	Maintain sufficient inventory and production capacity to meet forecasted demand;
	ii.	Prioritize Company orders to ensure on-time and in-full (OTIF) delivery;
	iii.	Support expedited production and shipping, as reasonably requested; and
	iv.	Meet agreed service level requirements during such periods.

(e)	Payment Terms. Meijer agrees to pay for all Goods at the terms of Net [**] (or better, if mutually agreed in writing between Meijer and Company), based on Company’s invoice date.

(f)

Force Majeure. No party to this Agreement shall be required to perform or be liable for failure to perform to the extent that nonperformance is caused by circumstances reasonably beyond the control of the party so affected, including strikes, work stoppages or labor demands or difficulties, labor shortages or inability to procure labor, inability to obtain equipment or materials or supplies, inability to obtain transportation, war, hostilities or national emergency, acts of God, unforeseeable mechanical breakdown, or power failure (“Force Majeure Event”). In the event of the happening of such cause, the party so affected shall give prompt written notice to the other party, stating the period of time the same is expected to continue and shall take all reasonable measures to ensure that the effects of such cause of force majeure are kept as minimal as possible. For the avoidance of doubt, the rise in price for Company to obtain goods, materials, labor and services alone does not constitute a Force Majeure Event if such price increase was reasonably foreseeable at the time of contracting. The party claiming a Force Majeure Event shall substantiate the same by third-party audit at its own expense.

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3.	FACILITIES.

The Goods will be furnished to the following Meijer location(s) along with such additional locations as may be agreed to by the parties:

Meijer Unit	Address	City	State	Zip Code
[**]	[**]	[**]	Michigan	[**]
[**]	[**]	[**]	Ohio	[**]
[**]	[**]	[**]	Wisconsin	[**]
[**]	[**]	[**]	Michigan	[**]

4.	TERM.

Unless terminated sooner as provided below, the term of this Agreement shall commence as of the Effective Date and shall expire on December 31, 2028 (the “Term”).

5.	TERMINATION.

(a) For Convenience. Meijer, in its sole discretion, may terminate this Agreement at any time for business convenience, without cause, by providing at least 60 days’ prior written notice to Company.

(b)

For Cause with Right to Cure. Either party may terminate this Agreement at any time as a result of the other party’s breach of any provision of the MTCs or this Agreement by sending such party written notice of termination describing the breach. If the breach is not cured within 15 days after receipt of the written notice, the Agreement will then terminate. This subsection does not prevent either party from seeking injunctive relief, including specific performance, against the other from any judicial authority prior to the expiration of the cure period.

(c)

For Cause with No Right to Cure. Either party may immediately terminate this Agreement upon prior written notice to the other party if: (a) the other party ceases to function as a going concern; or (b) a receiver for either party is appointed or applied for; or (c) a petition under any bankruptcy or insolvency Laws or any state receivership Law is filed by or against either party; or (d) either party makes an assignment for the benefit of creditors; or Company fails to provide Meijer with Goods that meet Meijer’s quality standards, in Meijer’s sole discretion.

[SIGNATURE PAGE TO FOLLOW]

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Meijer and Company have executed this Agreement on the date set forth above.

Meijer:		Company:
Meijer Distribution, Inc.		Edible Garden

By:	/s/ Dave Torreano	By:	/s/ David Ross

Name:	Dave Torreano	Name:	David Ross

Title:	Buyer-Produce	Title:	Vice President Sales and Marketing

Date:	07/06/2026	Date:	07/28/2026

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Exhibit A

Goods and Pricing

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